Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-128086, 333-64664, and 333-174369 and Form S-4 No. 333-235963) of our report dated March 1, 2018 included in this Annual Report on Form 10-K of Ebix, Inc. and subsidiaries (the Company) relating to the consolidated statement of income, comprehensive income, stockholders' equity, and cash flows and the related consolidated financial statement schedule for the year ended December 31, 2017 relating to the consolidated financial statements which appear in this Form 10-K.

Cherry Bekaert LLP
Atlanta, Georgia
February 28, 2019